Exhibit 99.1

India Globalization Capital Inc. (IGC) Receives Noncompliance Warning Letter from the Amex

BETHESDA, Md., April 2, 2010 – Marketwire - India Globalization Capital, Inc. (NYSE Amex: IGC), reported that on March 31, 2010 it received a warning letter from the staff of NYSE Amex LLC (“NYSE Amex” or the “Exchange”) indicating that the Company has fallen below certain of the NYSE Amex continued listing standards because it failed to hold an annual meeting of its stockholders during 2009, as set forth in Section 704 of the Amex Company Guide.  In order to regain compliance it must hold an annual meeting of stockholders by September 30, 2010.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange by April 30, 2010 that demonstrates the Company’s ability to regain compliance with Section 704 of the Company Guide by September 30, 2010.  The Company is preparing the plan to provide for holding a meeting of stockholders on or before September 30, 2010 which can reasonably be expected to bring us into compliance within the plan period.

If the Company does not submit a plan by April 30, 2010, if the plan is not accepted by the Exchange, if our plan is accepted but we fail to make progress consistent with our plan, or we are not in compliance by September 30, 2010, we will be subject to delisting proceedings as set forth in Section 1010 and part 12 of the Company Guide. Under NYSE Amex rules, we have the right to appeal any determination by NYSE Amex to initiate delisting proceedings.

About India Globalization Capital

India Globalization Capital is an infrastructure and materials company operating in India, and builds roads, bridges and highways, and provides materials to the infrastructure industry in India and China. The Company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi, and Bangalore. For more information about India Globalization Capital, please visit www.indiaglobalcap.com.

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the parties to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, and (iii) exchange rate changes between the U.S. dollar and the Indian Rupee. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in the company's definitive proxy statement and supplement filed with the SEC and incorporated by reference into the Form S-3.

Contact:

John Selvaraj
India Globalization Capital, Inc.
301-983-0998
info@indiaglobalcap.com
http://www.indiaglobalcap.com

Source: India Globalization Capital Inc.